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              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
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                                                                                               Year Ended
                                                                                           December 31, 1996
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Net income for the year ended December 31, 1996                                                 $ 825,317
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Computation of weighted average shares outstanding:

Total weighted average shares outstanding for the year ended December 31, 1996                    655,777

Less shares owned by the ESOP                                                                     (40,448)

Plus shares owned by the ESOP which have been allocated or committed to be
   allocated to participants in accordance with AICPA's SOP 93-6                                   13,148

Plus common stock equivalents associated with common stock options                                 55,234
                                                                                                 --------
Total weighted average shares outstanding for EPS purposes                                        693,711
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Earnings per share                                                                              $    1.19
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